UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2023

Milestone Scientific Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14053 (Commission File Number)	13-3545623 (IRS Employer Identification No.)

425 Eagle Rock Avenue, Suite 403 Roseland, NJ (Address of principal executive offices)	07068 (Zip Code)

Registrant’s telephone number, including area code (973) 535-2717

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on exchange on which registered
Common Stock	MLSS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement

On December 10, 2023, Milestone Scientific Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Maxim Group LLC, acting as sole underwriter and book-running manager (the “Underwriter”), for a public offering (the “Offering”) of an aggregate of 4,765,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company. The public offering price for each share of Common Stock was $0.63. The Underwriter has agreed to purchase the shares of Common Stock from the Company at a 7.5% discount to the public offering price. In addition, the Company granted the Underwriter a 45-day option to purchase up to an additional 714,750 shares of Common Stock at the same price to cover over-allotments, if any. The proceeds to the Company from the Offering after underwriting discounts and commissions and other estimated offering expenses will be approximately $2,561,804. If the Underwriter exercises in full its overallotment option, the net proceeds from the Offering will be approximately $2,978,324.

The Underwriting Agreement includes customary representations, warranties and covenants by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, under the terms of the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect of these liabilities.

The Company and its officers and directors have agreed, subject to limited exceptions, for a period of 120 days after the closing of the Offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of December 10, 2023, or thereafter acquired without the prior written consent of the Underwriter. In addition, the Company has agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock, upon a specified or contingent event in the future, or enter into any agreement to issue securities at a future determined price for a period of 180 days following the closing date of the Offering. The representative may, in its sole discretion and at any time or from time to time before the termination of the lockup period, without notice, release all or any portion of the securities subject to lockup agreements.

The shares of Common Stock were issued pursuant to a shelf registration statement that the Company filed with the Securities and Exchange Commission, which became effective on October 30, 2023 (File No. 333-275088). A preliminary prospectus supplement relating to the Offering was filed on December 8, 2023, and a final prospectus supplement relating to the Offering was filed, with the Securities and Exchange Commission on December 12, 2023. The closing of the Offering is expected to take place on or about December 13, 2023, subject to the satisfaction of customary closing conditions.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the material terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the legal opinion and consent of Golenbock Eiseman Assor Bell & Peskoe LLP relating to the legality of the issuance of the shares of Common Stock is attached hereto as Exhibit 5.1.

Item 7.01         Regulation FD Disclosure

The Company issued a press release on December 8, 2023, announcing the launch of the Offering. The Company issued a press release on December 10, 2023, announcing the pricing of the Offering. The press releases are attached hereto as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d)	Exhibits	Method Filing

The following exhibit is filed with this report:

1.1	Underwriting Agreement, dated as of December 10, 2023 between the Company and Maxim Group LLC, as underwriter	Filed electronically herewith
5.1	Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP	Filed electronically herewith
23.1	Consent of Golenbock Eiseman Assor Bell & Peskoe LLP (included in Exhibit 5.1)	Filed electronically herewith
99.1	Press release dated December 8, 2023 regarding the launch of the offering of common stock	Filed electronically herewith
99.2	Press release dated December 10, 2023 regarding the pricing of the offering of common stock	Filed electronically herewith
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILESTONE SCIENTIFIC INC.
Dated: December 12, 2023	By:	/s/ Arjan Haverhals
Arjan Haverhals
Chief Executive Officer